Exhibit 99.1

FOR MORE INFORMATION:	Company Contact:
Jill Blumhoff
Chief Financial Officer &
Vice President of Finance
Phone: 765.497.8381
jblumhoff@BASinc.com

BASi Reports First Quarter Results

WEST LAFAYETTE, IN, February 13, 2018 -- Bioanalytical Systems, Inc. (NASDAQ:BASI) (“BASi”, the “Company”, “We” or “Our”) today announced financial results for the first quarter of fiscal 2018.

First Quarter Results

For the three months ended December 31, 2017, revenue amounted to $5,377,000 a 13% decrease from $6,174,000 in the first quarter of fiscal 2017.

Service revenue for the first quarter of fiscal 2018 decreased 14% to $4,525,000 compared to $5,264,000 for the same period in fiscal 2017. Preclinical services revenue decreased due to an unfavorable mix of studies compared to the prior fiscal year period. Other laboratory services revenues were positively impacted by higher pharmaceutical analysis revenues, which were slightly offset by lower discovery services revenues in the first quarter of fiscal 2018 versus the comparable period in fiscal 2017. In addition, archive revenue increased in the first quarter of fiscal 2018, as compared to the first quarter of fiscal 2017. Bioanalytical analysis revenues declined due to fewer samples received and analyzed in the first quarter of fiscal 2018.

Sales in our Products segment decreased 6% in the first quarter of fiscal 2018 from $910,000 to $852,000 when compared to the same period in the prior fiscal year. The majority of the decrease stems from lower maintenance and services revenues as well as a decline in sales of our Culex automated in vivo sampling systems. These factors were partially offset by an increase in our analytical instruments revenues in the first quarter of fiscal 2018.

Gross profit decreased to $1,581,000, or 29% of revenue, in the first quarter of fiscal 2018, compared to $1,859,000, or 30% of revenue, during the comparable fiscal 2017 period. The principal causes for the decrease were a decline in revenues and a less favorable revenue mix.

Operating expenses for the first quarter of fiscal 2018 decreased 11% to $1,570,000 compared to $1,765,000 during the first quarter of fiscal 2017. The principal reason for the decrease was the absence of an accrual for the severance for our former Chief Executive Officer, amounting to approximately $200,000 that occurred in the first quarter of fiscal 2017.

Operating income for the first quarter of fiscal 2018 amounted to $11,000 compared to operating income of $94,000 for the first quarter of fiscal 2017. The decrease was primarily due to lower revenue, partially offset by decreased operating expenses.

Due to the changes in the United States tax law in December of 2017, we accrued a refundable tax asset and subsequent reduction in tax expense of $68 in the first quarter of fiscal 2018 associated with the AMT credit carry forward.

Net income for the first quarter of fiscal 2018 amounted to $26,000, or $0.00 per diluted share, compared to a net income of $17,000, or $0.00 per diluted share for the first quarter of fiscal 2017.

EBITDA for the first quarter of fiscal 2018, amounted to $446,000, compared to EBITDA for the first quarter of fiscal 2017 of $480,000.

Cash Provided by Operating Activities

Cash provided by operating activities was $760,000 for the first quarter of fiscal 2018 due in large part to the lower working capital levels in the first quarter. Accounts Receivable decreased $419,000 and Accrued Expenses and Customer Advances increased by $178,000 and $283,000, respectively. These items were offset in part by a decrease in Accounts Payable of $327,000 and an increase in Prepaid Expenses of $173,000.

The Company had $933,000 in cash and cash equivalents and $2,000,000 available on its line of credit as of December 31, 2017.  During the first quarter of fiscal 2018, cash from operations funded capital expenditures for building improvements as well as laboratory and computer equipment of approximately $175,000.

Remarks

Jill Blumhoff, BASi’s Vice President of Finance and Chief Financial Officer commented, “While our first quarter was challenging from a revenue standpoint, we believe our performance was principally a reflection of the normal variability of our business on a quarterly basis driven by the timing and scope of quote activity. We expect to see the positive side of this variability in the future.”

Ms. Blumhoff continued, “We are very pleased with our progress this quarter on the growth initiatives underway for fiscal 2018 that we discussed at the end of fiscal 2017. We remain focused on new product development opportunities and continue to focus on marketing and expanding our relationships with our distributors, resellers and strategic partners in our products business. We are also taking steps to make the expansion of our preclinical services facilities a reality. I am pleased to report that we have made progress in enhancing the scientific expertise of our staff and in upgrading our laboratory equipment for our other service offerings.

We are not finished. With our untapped credit facility fully accessible, in addition to our cash on hand, we believe we have the liquidity to fund relevant initiatives in order to deliver consistent profitable growth. With the outstanding work from our dedicated employees and the support from our board members and shareholders, we will continue executing on our initiatives,” Ms. Blumhoff concluded.

Non-GAAP to GAAP Reconciliation

This press release contains financial measures that are not calculated in accordance with generally accepted accounting principles in the United States (GAAP). The non-GAAP financial measures are EBITDA for the first quarters of fiscal 2018 and 2017. EBITDA refers to a financial performance measure that excludes certain income statement line items, such as interest, taxes, depreciation, and amortization. EBITDA may also exclude certain non-cash expenses, such as stock-based compensation.

The non-GAAP financial information should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Management, however, believes that EBITDA, when used in conjunction with the results presented in accordance with GAAP, may provide a more complete understanding of the Company’s results and may facilitate a fuller analysis of the Company’s results, particularly in evaluating performance from one period to another.

Management has chosen to provide this supplemental information to investors, analysts, and other interested parties to enable them to perform additional analyses of results and to illustrate the results giving effect to the non-GAAP adjustments shown in the reconciliation. Management strongly encourages investors to review the Company’s consolidated financial statements and publicly filed reports in their entirety and cautions investors that the non-GAAP measures used by the Company may differ from similar measures used by other companies, even when similar terms are used to identify such measures.

About Bioanalytical Systems, Inc.

BASi is a pharmaceutical development company providing contract research services and monitoring instruments to the world’s leading drug development companies and medical research organizations. The Company focuses on developing innovative services and products that increase efficiency and reduce the cost of taking a new drug to market. Visit www.BASinc.com for more information about BASi.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to our financial condition, changes in the market and demand for our products and services, the development, marketing and sales of products and services, changes in technology, industry standards and regulatory standards, and various market and operating risks detailed in the Company’s filings with the Securities and Exchange Commission. BASi assumes no obligation to update any forward-looking statement. Actual results may vary, and could differ materially, from those anticipated, estimated, projected or expected in these forward-looking statements for a number of reasons, including, among others, the risk factors disclosed in the Company’s most recent Annual Report, as filed, with the Securities and Exchange Commission.

(SEE BELOW FOR CONDENSED CONSOLIDATED FINANCIAL STATEMENTS)

BIOANALYTICAL SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME (LOSS)

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,
	2017	2016

Service revenue	$4,525	$5,264
Product revenue	852	910
Total revenue	5,377	6,174

Cost of service revenue	3,273	3,750
Cost of product revenue	523	565
Total cost of revenue	3,796	4,315

Gross profit	1,581	1,859
Operating expenses:
Selling	294	336
Research and development	139	104
General and administrative	1,137	1,325
Total operating expenses	1,570	1,765

Operating income	11	94

Interest expense	(52)	(76)
Other income	—	1
Net (loss) income before income taxes	(41)	19

Income taxes (benefit)	(67)	2

Net income	$26	$17

Other comprehensive income:	—	21

Comprehensive income	$26	$38

Basic net (loss) income per share	$0.00	$0.00
Diluted net (loss) income per share	$0.00	$0.00

Weighted common shares outstanding:
Basic	8,244	8,107
Diluted	8,795	8,699

BIOANALYTICAL SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AND COMPREHENSIVE INCOME (LOSS)

(In thousands, except share amounts)

	December 31, 2017	September 30, 2017
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$933	$434
Accounts receivable
Trade, net of allowance of $2,019 at December 31, 2017 and $2,404 at September 30, 2017	2,267	2,530
Unbilled revenues and other	450	615
Inventories, net	931	913
Prepaid expenses	987	814
Total current assets	5,568	5,306

Property and equipment, net	14,740	14,965
Lease rent receivable	96	87
Deferred tax asset	68	-
Goodwill	38	38
Other assets	20	21

Total assets	$20,530	$20,417

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$1,725	$2,052
Restructuring liability	1,117	1,117
Accrued expenses	1,380	1,202
Customer advances	3,263	2,980
Income taxes payable	21	20
Revolving line of credit	-	-
Current portion of capital lease obligation	130	128
Current portion of long-term debt	226	224
Total current liabilities	7,862	7,723
Capital lease obligation, less current portion	36	69
Long-term debt, less current portion, net of debt issuance costs	4,104	4,158
Total liabilities	12,002	11,950

Shareholders’ equity:
Preferred shares, authorized 1,000,000 shares, no par value: 1,035 Series A shares at $1,000 stated value issued and outstanding at December 31, 2017 and at September 30, 2017	1,035	1,035
Common shares, no par value: Authorized 19,000,000 shares; 8,244,201 issued and outstanding at December 31, 2017 and 8,243,896 at September 30, 2017	2,023	2,023
Additional paid-in capital	21,481	21,446
Accumulated deficit	(16,011)	(16,037)
Total shareholders’ equity	8,528	8,467
Total liabilities and shareholders’ equity	$20,530	$20,417

BIOANALYTICAL SYSTEMS, INC.

RECONCILIATION OF GAAP TO NON-GAAP EARNINGS

(In thousands)
(Unaudited)

		Three Months Ended December 31,
		2017	2016
GAAP Net income		$26	$17

Add back:	Interest expense	52	76
	Income taxes	(67)	2
	Depreciation and amortization	401	375
	Stock option expense	34	10

EBITDA		$446	$480

EBITDA – Earnings before interest, taxes, depreciation, amortization, and stock option expenses.